Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 1, 2024, with respect to the financial statements of T. Rowe Price OHA Flexible Credit Income Fund (the Company) included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Form N-2.

/s/ KPMG LLP

Fort Worth, Texas
October 16, 2024